EXHIBIT 1

STOCK TRANSFER AGREEMENT

This Stock Transfer Agreement (this “Agreement”), dated as of December 31, 2002, is entered into by and among Michael P. Krasny, an individual residing in the State of Illinois (“Mr. Krasny”), the Michael P. Krasny Revocable Trust dated July 1, 1993 (the “Trust”), and Scott D. Miller, an individual residing in the State of Texas (“Mr. Miller”).

A.   On February 22, 2001, in a private transaction Mr. Miller purchased 348,335 shares of the Common Stock, $.01 par value per share (“Common Stock”), of AMX Corporation (formerly known as Panja Inc.), a Texas corporation (“AMX”), at a purchase price of $4.3062 per share pursuant to the terms of that certain Subscription Agreement dated February 22, 2001 between Mr. Miller and AMX. In connection with Mr. Miller’s purchase of shares of Common Stock of AMX, on February 22, 2001, AMX sold additional shares to other additional purchasers in a private transaction, including Mr. Krasny, who purchased 232,223 shares (the “Original Shares”) of the Common Stock of AMX, at a purchase price of $4.3062 per share pursuant to the terms of that certain Subscription Agreement between AMX and Mr. Krasny (the “Krasny Subscription Agreement”).

B.   In connection with the purchase of the Original Shares and the transactions contemplated by the Krasny Subscription Agreement, Mr. Krasny and Mr. Miller entered into that certain letter agreement dated as of February 22, 2001 (“Price Support Letter”), pursuant to which, among other things, Mr. Miller agreed to provide certain price support protection (the “Support Obligations”) and, in accordance therewith, to pay to Mr. Krasny the amount by which the purchase price received by Mr. Krasny upon the sale of the Original Shares after February 22, 2002 is less than $999,998.68, or $4.3062 per share (the “Per Share Support Price”).

C.   On or about March 18, 2001, Mr. Krasny transferred the Original Shares to the Trust.

D.   On or about March 20, 2001, Panja Inc. issued Stock Certificate Number C0856 evidencing 232,223 shares to the Trust.

E.   On or about April 5, 2002, Mr. Krasny and Mr. Miller entered into that certain letter agreement (the “April 2002 Letter Agreement”) pursuant to which Mr. Miller agreed to purchase the Original Shares on or before May 5, 2002 at a price per share of $4.3062, or the Per Share Support Price, in consideration of his Support Obligations.

F.   Subsequent to the execution of the April 2002 Letter Agreement, Mr. Miller informed Mr. Krasny and the Trust that he was unable to purchase the Original Shares on or before May 5, 2002, and, accordingly that he was willing to deposit funds in escrow as security for his Support Obligations.

G.   On May 17, 2002, the Trust, Mr. Miller, Eqco Partners LLC, a Delaware limited liability company that also owns shares of AMX Common Stock, and Chicago Title and Trust Company entered into that certain Escrow Agreement (“Escrow Agreement”), pursuant to which, among other things, Mr. Miller agreed to deposit funds in escrow as security for his Support Obligations, in the aggregate amount of $1,000,000, of which an amount of $400,000 was to be applied to sales of Original Shares owned by the Trust that were sold below the Per Share

Support Price. Pursuant to the terms of the Escrow Agreement and in consideration of the escrow established by Mr. Miller, the Trust (i) terminated Mr. Miller’s rights and obligations to purchase the Original Shares and (ii) with certain exceptions, agreed not to sell the Original Shares before August 5, 2002 without the prior written consent of Mr. Miller. The Escrow Agreement provides that on and after August 6, 2002, the Trust is entitled to sell the remaining Original Shares, and the funds in escrow shall be applied in satisfaction of Mr. Miller’s Support Obligations to the extent that each Original Share is sold for a price which is less than $4.3062 per share, or the Per Share Support Price. Mr. Miller’s Support Obligations under the terms of the Escrow Agreement continue for an eighteen-month period beginning on May 17, 2002.

H.   In September, 2002, the Trust sold 142,350 shares of the Original Shares at $1.50 per share. Pursuant to Mr. Miller’s Support Obligations with respect to such sale and under the terms of the Escrow Agreement, the Trust received distributions in the aggregate amount of $399,462.57 out of the $400,000 allocated under the Escrow Agreement to Original Shares owned by the Trust from Chicago Title & Trust Company for the difference between the Per Share Support Price of $4.3062 per share and the actual sales price of $1.50 per share. On November 15, 2002, the Trust sold an additional 9,873 shares of the Original Shares at a sales price of $2.65 (the “November Sale”) and, after giving effect to such foregoing sales, has 80,000 shares of the Original Shares remaining (the “Remaining Shares”).

I.   Under the terms of the Escrow Agreement, Mr. Miller has continuing Support Obligations with respect to the November Sale and the Remaining Shares.

J.   In satisfaction of Mr. Miller’s Support Obligations to Mr. Krasny and the Trust with respect to the November Sale and the Remaining Shares, it is proposed that Mr. Miller transfer to the Trust 139,993 shares of Common Stock of AMX. Mr. Krasny, as Trustee of the Trust, has directed Mr. Miller to transfer such shares directly to the Trust.

Accordingly, the parties hereto hereby agree as follows:

ARTICLE I

TRANSFER OF COMMON STOCK

1.1   Stock Transfer.    Subject to the terms and conditions set forth herein, Mr. Miller hereby transfers 139,993 shares (the “Additional Shares”) of the Common Stock of AMX to the Trust in full and complete satisfaction of Mr. Miller’s remaining Support Obligations to the Trust or Mr. Krasny. Effective upon the Closing and the receipt by the Trust of the Additional Shares, to the extent not already terminated or superseded, the Price Support Letter, the April 2002 Letter Agreement, and Mr. Miller’s obligations under the Escrow Agreement that relate to his Support Obligations to Mr. Krasny and/or the Trust are hereby terminated and are of no further force and effect, and the Support Obligations are hereby terminated and are of no further force and effect. Other than the Additional Shares to which the Trust is entitled under this Agreement, each of Mr. Krasny and the Trust hereby acknowledges that they are not entitled to receive from Mr. Miller, and Mr. Miller is not obligated to pay to them, any other sums of money, amounts or shares of capital stock of AMX, or any other additional consideration, including without limitation any distribution or dividend on the Additional Shares paid or declared prior to the date hereof.

1.2    Actions at Closing.    At the Closing (as hereinafter defined), Mr. Miller shall deliver to the Trust:

A.     A copy of a duly executed letter of instruction to the transfer agent for AMX in a form reasonably satisfactory to the Trust (“Letter of Instruction”) directing the issuance of a new certificate for the Additional Shares be issued in the name of the Trust on or before January 10, 2003.

B.     Copies of duly executed stock powers (“Stock Powers”) for the Additional Shares in a form reasonably satisfactory to the Trust.

C.     Copies of original stock certificate(s) standing in the name of Mr. Miller representing at least the number of the Additional Shares (“Original Stock Certificate(s)”).

The Release (as defined below) shall not be deemed to be effective until the Trust actually receives the certificates representing the Additional Shares issued in the name of the Trust.

1.3     Closing.    Subject to the terms and conditions hereof, the consummation of the transactions contemplated in this Agreement (the “Closing”) shall occur at the offices of Munsch Hardt Kopf & Harr, P.C., 1445 Ross Avenue, Suite 4000, Dallas, Texas, on or before 9:00 a.m., on December 31, 2002 (the “Closing Date”). On the Closing Date, Mr. Miller shall send by a nationally recognized overnight courier service for next business day delivery to the transfer agent for AMX the Letter of Instruction, the Stock Powers and the Original Stock Certificates(s).

ARTICLE II

REPRESENTATIONS AND WARRANTIES; CERTAIN AGREEMENTS

2.1     Representations and Warranties of Mr. Miller.    Mr. Miller has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out his obligations hereunder. This Agreement has been duly executed and delivered by Mr. Miller and constitutes the valid and legally binding obligation of Mr. Miller, enforceable against him in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to, or affecting generally the enforcement of, creditors rights and remedies or by other general principles of equity. The execution and delivery of this Agreement by Mr. Miller does not, and the performance by Mr. Miller of the transactions contemplated hereby will not, (i) violate, conflict with or result in the violation or breach of, or constitute a default under, the terms, conditions or provisions of any agreement to which Mr. Miller is a party, (ii) violate any order, writ, judgment, injunction, decree, statute, rule or regulation or any governmental entity applicable to Mr. Miller or (iii) require the consent, approval, order or authorization of, any governmental entity or third party. Except for this Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements (whether voting or otherwise) relating to, the Additional Shares. Mr. Miller owns of record and beneficially all of the Additional Shares, free and clear of all liens, claims, encumbrances and security interests of any nature whatsoever. Upon the transfer of the Additional Shares pursuant to this Agreement, the Trust shall receive good and marketable title to the Additional Shares, free and clear of all liens, claims, encumbrances and security interests of any nature whatsoever other than any such lien, claim, encumbrance or security interest resulting from the actions of the Trust.

2.2     Representations and Warranties of Mr. Krasny.    Mr. Krasny has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out his obligations hereunder. This Agreement has been duly executed and delivered by Mr. Krasny and constitutes the valid and legally binding obligation of Mr. Krasny, enforceable against him in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to, or affecting generally the enforcement of, creditors rights and remedies or by other general principles of equity. The execution and delivery of this Agreement by Mr. Krasny does not, and the performance by Mr. Krasny of the transactions contemplated hereby will not, (i) violate, conflict with or result in the violation or breach of, or constitute a default under, the terms, conditions or provisions of any agreement to which Mr. Krasny is a party, (ii) violate any order, writ, judgment, injunction, decree, statute, rule or regulation or any governmental entity applicable to Mr. Krasny or (iii) require the consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any governmental entity or third party.

2.3     Representations and Warranties of the Trust.    The Trust hereby represents and warrants to Mr. Miller as of the Closing Date:

A.     Authority.    The Trust has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. This Agreement has been duly executed and delivered by the Trust and constitutes the valid and legally binding obligation of the Trust, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to, or affecting generally the enforcement of, creditors rights and remedies or by other general principles of equity.

B.     No Conflicts.    The execution and delivery of this Agreement by the Trust does not, and the performance by the Trust of the transactions contemplated hereby will not, (i) violate, conflict with or result in the violation or breach of, or constitute a default under, the terms, conditions or provisions of the trust agreement of the Trust or any agreement to which the Trust is a party, (ii) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any governmental entity applicable to the Trust or (iii) require the consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any governmental entity or third party.

C.     No Solicitation.    The offering of the Additional Shares to the Trust was made only through direct, personal communication between the Trust and Mr. Miller, or a duly authorized representative of Mr. Miller and not through public solicitation or advertising.

D.     Investment Intent.1The Trust is acquiring the Additional Shares for its own account for investment purposes only and not with a view to or for distributing or reselling such Additional Shares or any part thereof or interest therein and the Trust does not presently have any reason to anticipate any change in its circumstances or other particular occasion or event which would cause it to sell such Additional Shares, without prejudice, however, to the Trust’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Additional Shares pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an available exemption from the registration requirements thereunder and in compliance with applicable state securities laws; provided, however, that the Trust acknowledges that AMX currently has no obligation to register the Additional Shares under the Securities Act or any other securities laws.

E.     Status.    At the time the Trust was offered the Additional Shares to be acquired hereunder, the Trust was and at the Closing Date, the Trust is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

F.     Investment Company.    The Trust is not, and following issuance of the Additional Shares will not be, nor is the Trust an affiliate of an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

G.     Experience.    The Trust, either alone or together with the Trust’s representatives, has such knowledge, sophistication and experience in business, investment and financial matters, and has such knowledge, sophistication and experience in evaluating and investing in common stocks and other securities based on actual participation in business, investment and financial matters, so as to be capable of evaluating the merits and risks of an investment in the Additional Shares to be acquired by the Trust hereunder, and has so evaluated the merits and risks of such investment.

H.     Ability of Trust to Bear Risk of Investment.    The Trust is able to bear the economic risk of an investment in the Additional Shares to be acquired hereunder and, at the present time, is able to afford a complete loss of such investment. The Trust is aware that no guarantees have been or can be made by Mr. Miller or any of his representatives respecting the current or future value, if any, of the Additional Shares or the profitability or success of the business of AMX and no assurances are or have been made concerning any past or future dividends or distributions by AMX of cash to its shareholders.

I.     Access to Information.    The Trust acknowledges that it has been afforded (i) the opportunity to ask such questions as the Trust has deemed necessary of, and to receive answers from, representatives of Mr. Miller concerning the terms and conditions of the Additional Shares offered hereunder and the merits and risks of investing in such Additional Shares; (ii) access to information about AMX and AMX’s financial condition, results of operations, cash flow, business, properties, assets, management and business prospects sufficient to enable the Trust to evaluate an investment in such Additional Shares; and (iii) the opportunity to obtain such additional information which AMX possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

J.     Reliance.    The Trust understands and acknowledges that (i) the Additional Shares being transferred to the Trust hereunder are being transferred by Mr. Miller to the Trust without registration under the Securities Act in a private transaction that is exempt from the registration provisions of the Securities Act under the so-called Section 4(1-1/2) exemption of the Securities Act and (ii) the availability of such exemption depends in part on, and that Mr. Miller will rely upon the accuracy and truthfulness of, the foregoing representations and the Trust hereby consents to such reliance.

K.    Restricted Securities.    The Trust understands that the Additional Shares constitute “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold, pledged or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from registration is available and no assurances are hereby given by Mr. Miller regarding the applicability of any “tacking provisions” available under such Rule 144.

2.4    Survival.    All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement indefinitely.

2.5    Transfer Restrictions.

A.      If the Trust should decide to dispose of any shares of the Additional Shares to be acquired hereunder, the Trust understands and agrees that it may do so only (i) pursuant to an effective registration statement under the Securities Act, (ii) to AMX or (iii) pursuant to an available exemption or exclusion from the registration requirements of the Securities Act. The Trust acknowledges that in connection with any transfer of any shares of the Additional Shares, AMX may require that the transferor provide to AMX an opinion in form and substance satisfactory to AMX of counsel experienced in the area of United States securities laws to the effect that such transfer does not require registration of such Additional Shares under the Securities Act. The Trust acknowledges that Mr. Miller makes no representations as to when, if ever, AMX will remove the legend as hereinafter set forth.

B.      The Trust agrees to the imprinting, so long as appropriate, of the following legend on certificates representing the Additional Shares:

THESE SHARES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION PURSUANT TO SECTION 4(2) OF THE SECURITIES ACT AND/OR UNDER REGULATION D PROMULGATED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION OR EXCLUSION FROM THE REGISTRATION REQUIREMENTS THEREUNDER AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

THESE SHARES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SUBSCRIPTION AGREEMENT, DATED AS OF FEBRUARY 22, 2001, BETWEEN AMX AND THE ORIGINAL HOLDER HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF AMX.

ARTICLE III

RELEASE

3.1    Release.    As additional consideration for the transfer of the Additional Shares, Mr. Krasny and the Trust, on behalf of themselves and their agents, heirs, successors, executors, assigns, and legal representatives, if any, generally release, waive, remise and forever discharge (“Release”) Mr. Miller, individually and in any capacity he has had as an officer, director and/or shareholder of AMX, of and from any and all claims, demands, actions, judgments, contracts, obligations, liabilities, agreements and rights, whether known or unknown, accrued or unaccrued, contingent or absolute, liquidated or unliquidated, at law or in equity (including but not limited to breaches of fiduciary duty, breaches of duty as a trustee, fraud, conspiracy, accounting, punitive damages, and violations of federal and state securities laws) (the “Claims”) that Mr. Krasny and the Trust, or any of their agents, heirs, successors, executors, assigns, and legal representatives, if any, had or have through the date hereof or may ever have to the extent such Claims arise out of or relate to any action or omission that occurred prior to the date hereof, including without limitation any action or omission that occurred prior to the date hereof under the Price Support Letter, the April 2002 Letter Agreement and the Escrow Agreement.

The Release described in this Section 3.1 is to be construed as the broadest type of general release and expressly includes, but is not limited to, a release of any Claims created by, related to, based on or arising out of, or by virtue of, relating or pertaining to, or resulting from or in connection with (a) any act, fact, matter, claim, occurrence, action, conduct, contract, agreement (including but not limited to the Support Obligations, Price Support Letter, the April 2002 Letter Agreement, and the Escrow Agreement), breach of duty, violation of statute or law, omission, transaction, or event occurring on or before the date hereof, (b) any receipt by Mr. Miller of any distributions or dividends paid or declared on the Additional Shares prior to the date hereof, (c) the availability or non-availability of an applicable exemption under the Securities Act or any applicable state securities laws for the transfer of the Additional Shares to the Trust, (d) any rights Mr. Krasny or the Trust might have to obtain and review information about AMX, (e) Mr. Miller’s being an officer, director, shareholder or employee with AMX or Mr. Miller’s termination of office, directorship, shareholder status or employment with AMX, (f) any promises or commitments of equity ownership or options made by Mr. Miller to the Trust and/or Mr. Krasny prior to the date hereof other than as set forth in the Price Support Letter, the April 2002 Letter Agreement or the Escrow Agreement, and (g) any Claims pursuant to any federal or state rule, regulation or law governing securities. Notwithstanding anything to the contrary, the Release shall not be deemed to release any of the obligations of the parties set forth in this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1    Entire Agreement.    This Agreement embodies the entire agreement and understanding between Mr. Krasny, the Trust and Mr. Miller and supersedes all prior agreements and understandings relating to the subject matter hereof.

4.2    Waiver and Amendment.    This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with and only with the written consent of Mr. Miller, Mr. Krasny and the Trust. No amendment or waiver consented to as provided herein will extend to or affect any obligation, covenant, or agreement not expressly amended or waived or impair any right, power or remedy consequent thereon.

4.3    Notices.    All notices and other communications provided for hereunder shall be in writing and delivered by telecopier or (if expressly permitted under the applicable provisions hereof by telephone, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), by registered or certified Mail with return receipt requested (postage prepaid) or by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(a)    If to Trust or Mr. Krasny:

Michael P. Krasny, Trustee
812 Skokie Boulevard
Northbrook, Illinois 60062
Fax No.: (847) 498-1177
Telephone No.: (847) 498-1133

(b)    If to Mr. Miller:

Scott Miller
11515 Hillcrest Road
Dallas, Texas 75230
Fax No.: (214) 360-0013
Telephone No.: (214) 369-1682

With a copy to:
Munsch Hardt Kopf & Harr, P.C.
1445 Ross Avenue
4000 Fountain Place
Dallas, Texas 75202
Attention: A. Michael Hainsfurther, Esq.
Fax No.: 214-855-7584
Telephone No.: (214) 855-7567

4.4    Successors and Assigns.    All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of its or his successors and assigns, whether or not so expressed.

4.5    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by applicable law) not invalidate or render unenforceable such provision in any other jurisdiction.

4.6    Construction.    Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person.

4.7    Execution in Counterparts.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

4.8    Consent to Jurisdiction.    The parties hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois, sitting in Chicago, Illinois or the Circuit Court of Cook County, Illinois sitting in Chicago, Illinois, in any action or proceeding arising out of or relating to this Agreement, and they hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined only in such United States District Court or Cook County Circuit Court. The parties hereby irrevocably waive any objection they may have to the laying of venue of any such action or proceeding arising out of or relating to this Agreement brought in such United States District Court or Cook County Circuit Court and any objection on the grounds that any such action or proceeding in any such court has been brought in any inconvenient forum.

4.9    Enforcement.    Should any legal proceedings be commenced to secure or enforce any right under this Agreement, any document contemplated hereunder or ancillary hereto, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and costs, in addition to all other relief to which said party may be entitled. The term “prevailing party” shall mean that party whose position is substantially upheld in a final judgment rendered in such litigation, or, if the final judgment is appealed, that party whose position is substantially upheld by the decision of the final appellate body.

4.10    Deliveries Prior to January 3, 2003.    This Agreement shall be null and void and of no effect, including but not limited to the Release contained herein, if Mr. Miller does not, on or before January 3, 2003, send by a nationally recognized overnight courier service for next business day delivery the Letter of Instruction, the Stock Powers and the Original Stock Certificate(s) to the transfer agent for AMX.

REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

/s/ Scott Miller
Scott Miller

Michael P. Krasny Revocable Trust dated July 1, 1993

By:	/s/ Michael P. Krasny

Michael P. Krasny, Trustee

/s/ Michael P. Krasny

Michael P. Krasny